File No. 70-8779


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                _________________________________

                 POST-EFFECTIVE AMENDMENT NO. 5
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

                    APPALACHIAN POWER COMPANY
            40 Franklin Road, Roanoke, Virginia 24022

                 COLUMBUS SOUTHERN POWER COMPANY
          215 North Front Street, Columbus, Ohio  43215

                 INDIANA MICHIGAN POWER COMPANY
          One Summit Square, Fort Wayne, Indiana  46801

                     KENTUCKY POWER COMPANY
          1701 Central Avenue, Ashland, Kentucky  41101

                     KINGSPORT POWER COMPANY
          422 Broad Street, Kingsport, Tennessee  37660

                       OHIO POWER COMPANY
         339 Cleveland Avenue, S.W., Canton, Ohio  44702

                     WHEELING POWER COMPANY
        51 - 16th Street, Wheeling, West Virginia  26003
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

             G. P. Maloney, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

       John F. Di Lorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company (sometimes collectively referred to herein as "Applicants") hereby amend their Application or Declaration on Form U-1 in File No. 70-8779 by amending and restating Item 1D as follows:
          "D.  Compliance with Rule 54:
          Rule 54 provides that in determining whether to approve certain transactions other than those involving exempt wholesale generators ('EWG') or foreign utility companies ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. The requirements of Rule 53(a), (b) and (c) are satisfied.
          Rule 53(a)(1). Nanyang General Light Electric Co. Ltd. ('Nanyang'), an indirect subsidiary of AEP, is a FUCO. As of December 31, 1996, AEP, through its subsidiary, AEP Resources, Inc., and through AEP Resources' subsidiary, AEP Pushan Power LDC, had invested $700,000 in Nanyang. This investment represents less than 1% of $1,507,959,000, the average of the consolidated retained earnings of AEP reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended December 31, 1996.
          Rule 53(a)(2). Nanyang will maintain books and records and make available the books and records required by Rule 53(a)(2).
          Rule 53(a)(3). No more than 2% of the employees of the operating company subsidiaries of AEP will, at any one time, directly or indirectly, render services to Nanyang.
          Rule 53(a)(4). AEP has submitted and will submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's operating company subsidiaries.
          Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,507,959,000) represented an increase of approximately $130,688,000 (or 9.4%) in the average consolidated retained earnings from the previous four quarterly periods ($1,377,271,000); and (iii) for the year ended December 31, 1996, there were no losses attributable to AEP's investments in Nanyang.
          Rule 53(c). Rule 53(c) is inapplicable because the requirements of Rule 53(a) and (b) have been satisfied."
                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
               AMERICAN ELECTRIC POWER SERVICE CORPORATION


               By  /s/ G. P. Maloney
                      Executive Vice President


               AMERICAN ELECTRIC POWER COMPANY, INC.
               APPALACHIAN POWER COMPANY
               COLUMBUS SOUTHERN POWER COMPANY
               KENTUCKY POWER COMPANY
               KINGSPORT POWER COMPANY
               INDIANA MICHIGAN POWER COMPANY
               OHIO POWER COMPANY
               WHEELING POWER COMPANY


               By  /s/ G. P. Maloney
                         Vice President



Dated:  April 29, 1997